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                                                                    EXHIBIT 99.2

6-30-03

Dear Shareholder, Investors, Customers and Employees:

Rurban Financial Corp. continues to execute its strategic plan as we first outlined to you in January of this year. Our ability to deliver on these promises and execute each phase of the strategic plan has been the cornerstone of Rurban's turnaround story. We continue to reduce expenses and expand our revenue opportunities. This letter will update you on our second quarter highlights and certain key initiatives.

Net income for the second quarter of 2003 was approximately $6.5 million or $1.42 per diluted share. The second quarter marked the successful completion of the sale of our Hancock and Putnam County branches located in Findlay, McComb and Ottawa, Ohio. Rurban posted a before-tax gain on this transaction of approximately $12 million after associated expenses.

The loan problems we have described in detail over the last six quarters are well identified and well reserved. We took into expense a more typical loan loss provision in this quarter of $300,000 and have reduced the problem loans by $29.3 million during the last quarter to $88.7 million. We look forward to profitable third and fourth quarters in 2003 and demonstrating a reliable and consistent return to increasing profitability in 2004.

The State Bank and Trust Company remains a strong community bank with assets over $400 million. The risk based capital ratio for State Bank and Trust was approximately 11.5% at the end of the second quarter, which is well above the regulatory requirement necessary to meet the definition of a well-capitalized bank. Rurban' s risk based capital exceeded 15.5%; also well in excess of the required level to qualify for "well capitalized."

I am very excited about the leadership in all areas at State Bank. They have proven their ability to manage multiple priorities and are focused on rebuilding our franchise and creating shareholder value.

Reliance Financial Services benefited from the positive trends in the financial markets during the second quarter and profit improvement was achieved. Rurban's data processing company, RDSI, has also expanded its sales development and has signed another community bank customer this quarter.

We have successfully transformed RFC Banking Company to a loan subsidiary holding many of the problem loans from the banking operation that was sold. The remaining loans are being aggressively worked, and we are ahead of schedule in our collection efforts.
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Expense reductions and increased efficiencies continue to present opportunities for Rurban. The study to reduce the expenses at State Bank and Trust has been completed and we are in the process of implementing the recommendations. This implementation could improve pretax income for 2004 by $1.5 million from revenue enhancements and expense reductions. We continue to work diligently to maximize shareholder returns.

Excellent progress is also being achieved on the Written Agreement and we expect to be in compliance with all of the conditions by year-end and remain hopeful that we will be able to obtain regulatory permission to resume dividends in early 2004.

Clearly communicating progress to our shareholders is of the highest importance to us. We are pleased with the year to date price appreciation of our stock of over 30%. Investors are beginning to recognize the long-term value Rurban Financial Corp represents. We will continue to send quarterly updates and also invite you to take advantage of our company's communication tools by attending our quarterly earnings web cast presentations and visiting our web site at www.rurbanfinancial.net. Please feel free to email me at rfcinv@rurban.net for more information on these events or if we may assist you in any way. We welcome your feedback and comments.

We thank our loyal shareholders and our new shareholders for their ownership in our company.

Sincerely,


Kenneth A. Joyce
President and CEO